EXHIBIT 4.9

TETRA Technologies, Inc.

EMPLOYEE RESTRICTED STOCK AWARD AGREEMENT

This Employee Restricted Stock Award Agreement (the “Award Agreement”), effective as of and signed by both parties on June 16, 2014 (the “Grant Date”), is between TETRA Technologies, Inc., a Delaware corporation (“TETRA” or the “Company”), and Joseph Elkhoury (“Elkhoury”).

In connection with the initial employment of Elkhoury with the Company as an executive officer, in order to provide an equity incentive to Elkhoury by affording him the opportunity to acquire shares of common stock of the Company, $0.01 par value per share (“Common Stock”), and in consideration of the mutual agreements set forth herein, the Company and Elkhoury hereby agree as follows:

1. Administration. This Award Agreement shall be administered by the Management and Compensation Committee (the “Compensation Committee”) of the board of directors of the Company (the “Board”), but only if the Compensation Committee shall consist of not less than three members of the Board, each of whom shall qualify as a “non-employee director” (as that term is defined in Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) appointed by and serving at the pleasure of the Board to administer the Award Agreement and if not, then by the Board (and in either such case, the term “Committee” shall refer to the Compensation Committee or the Board, whichever shall be responsible pursuant to the forgoing for administering this Award Agreement). The Committee shall (i) interpret this Award Agreement, (ii) make, amend and rescind such rules as it deems necessary for the proper administration of this Award Agreement, (iii) make all other determinations necessary or advisable for the administration of this Award Agreement, (iv) correct any defect or supply any omission or reconcile any inconsistency in this Award Agreement in the manner and to the extent that the Committee deems desirable to effectuate this Award Agreement and (v) appoint any employee of the Company or other person to be responsible for and to perform all or any portion of the ministerial duties in the administration of this Award Agreement (the “Plan Administrator”), but such employee or other person shall have no other authority or powers of the Committee. Any action or determination made by the Committee pursuant to this and the other sections of this Award Agreement shall be final, binding and conclusive on all affected persons. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to this Award Agreement and the members of the Board and the Committee shall be entitled to indemnification and reimbursement by the Company and its Affiliates in respect of any claim, loss, damage or expense (including legal fees) arising therefrom to the full extent permitted by law.

2. Grant of Restricted Stock. The Company hereby awards to Elkhoury all rights, title and interest in the record and beneficial ownership of 232,302 shares of Common Stock (the “Restricted Stock”), subject to and in accordance with the terms and conditions of this Award Agreement.

(a) Escrow of Restricted Stock. The Restricted Stock shall be represented by uncertificated shares designated for Elkhoury in book-entry registration on the records of the Company’s transfer agent or, at the discretion of the Company, by a stock certificate issued and registered in Elkhoury’s name, in each case subject to the restrictions set forth in this Award Agreement. Any book-entry uncertificated shares or stock certificates evidencing the Restricted Stock shall be held in custody by the Company until the restrictions thereon have lapsed, and as a condition of this award, Elkhoury shall deliver to the Company a stock power in substantially the form of Exhibit A attached hereto, endorsed in blank, with respect to any certificated shares of Restricted Stock.

The shares of Restricted Stock which are the subject of this Award Agreement shall be subject to the following legend:

The shares represented by this certificate or book-entry registration have been issued pursuant to the terms of the Award Agreement between TETRA Technologies, Inc. and Joseph Elkhoury and may not be sold, pledged, transferred, assigned or otherwise encumbered in any manner except as is set forth in the terms of this Award Agreement dated June 16, 2014.

In addition, the shares of Restricted Stock shall be subject to such stop-transfer orders and other restrictive measures as the Company may deem advisable under applicable securities laws, or to implement the terms, conditions or restrictions hereunder.

Following the vesting of any portion of the shares of the Restricted Stock and the removal of any restrictions thereon in accordance with Section 2(c) below, the Company will cause all restrictions to be removed from book-entry registrations or, at the Company’s discretion, issue a stock certificate, without such restrictive legend, in each case only with respect to the vested portion of the shares of the Restricted Stock registered on the Company’s books and records in the name of Elkhoury. Following the expiration of the Restricted Period, the Company will cause all restrictions to be removed from book-entry registrations or, at the Company’s discretion, issue a stock certificate, without such restrictive legend, for any shares of the Restricted Stock that have vested and with respect to which the restrictions imposed thereon have lapsed, in each case only to the extent such action has not previously been taken in accordance with the preceding sentence.

(b) Risk of Forfeiture. Elkhoury shall immediately forfeit all rights to any shares of the Restricted Stock which have not vested and with respect to which the restrictions thereon have not lapsed in the event (i) Elkhoury resigns or terminates his employment with the Company or any Affiliate (as defined herein), (ii) the Company terminates the employment of Elkhoury for Cause (as defined herein), or (iii) subject to the provisions of Section 3(c), Elkhoury’s employment terminates as a result of his death or Disability (as defined herein).

(c) Restricted Period; Vesting. Subject to the provisions of this Award Agreement including, without limitation, the following provisions of this Section 2(c), the total number of shares of Restricted Stock subject to this Award Agreement shall vest, and the restrictions imposed thereon shall lapse, in accordance with the following schedule:

(i)	35,111 shares of Restricted Stock shall vest on the date that is six months following the Grant Date;

(ii)	79,381 of such shares shall vest on the date that is one year following the Grant Date;

(iii)	44,602 of such shares shall vest on the date that is two years following the Grant Date;

(iv)	55,685 of such shares shall vest on the date that is three years following the Grant Date; and

(v)	17,523 of such shares shall vest on the date that is four years following the Grant Date.

The period from the Grant Date until all of the shares of the Restricted Stock have become vested and/or forfeited shall be referred to as the “Restricted Period.”

In the event Elkhoury’s employment with the Company or any Affiliate is terminated by the Company without Cause, the Restricted Stock subject to this Award Agreement shall continue to vest, and the restrictions imposed thereon shall lapse, in accordance with the schedule set forth above.

The Committee may, at its discretion, waive all restrictions and conditions of the Restricted Stock with the result that the shares of Restricted Stock that have not been forfeited shall be fully vested and the restrictions thereon shall have lapsed, (i) upon the occurrence of a Change in Control or termination of employment of Elkhoury following a Change in Control in accordance with Section 4 below, or (ii) upon the termination of Elkhoury’s employment by the Company without Cause or as a result of the death or Disability of Elkhoury in accordance with Section 3(c) below.

(d) Transferability. During the Restricted Period, Elkhoury shall not sell, assign, transfer, pledge, exchange, hypothecate, or otherwise dispose of any shares of the Restricted Stock. Following the vesting of any shares of Restricted Stock and the removal of any restrictions thereon in accordance with Section 2(c), Elkhoury may hold or dispose of such shares of Common Stock subject to compliance with (i) the terms and conditions of this Award Agreement, (ii) applicable federal or state securities laws or other applicable law, (iii) applicable rules of any exchange on which the Company’s securities are traded or listed, and (iv) the Company’s rules or policies as established by the Company in its sole discretion.

(e) Ownership Rights. Prior to any forfeiture of the shares of Restricted Stock and while such nonvested shares are restricted, Elkhoury shall, subject to the terms and restrictions of this Award Agreement, have all rights with respect to the shares of Restricted Stock awarded hereunder including the right to vote the shares of Restricted Stock, whether or not vested in accordance with Section 2(c) above, and the right to receive all dividends, cash or stock, paid or delivered thereon from and after the Grant Date in accordance with the following provisions. During the Restricted Period, any dividends, cash or stock, paid or delivered on any of the nonvested, non-forfeited shares of the Restricted Stock shall be subject to the same vesting requirements of the underlying shares of Restricted Stock and shall be credited to an account, which account shall be established for purposes of determining the amount of such distributions owing to Elkhoury. In the event of the forfeiture of any nonvested shares of the Restricted Stock, Elkhoury shall have no further rights with respect to such Restricted Stock and shall forfeit any accumulated dividends, cash or stock, credited to such account which are related to the forfeited shares of Restricted Stock. To the extent the shares of Restricted Stock shall become fully vested and the restrictions imposed thereon shall lapse pursuant to Section 2(c) above, all dividends, cash and stock, if any, credited to the account shall be distributed to Elkhoury without interest within thirty (30) days following the vesting of the underlying shares of Restricted Stock. The account referred to above shall be a notional account only. The Company shall not segregate or set aside cash, shares or other property or assets for, or otherwise secure, the payment of any amounts that may be or become owed under this Section 2(e).

(f) Tax Withholding. Unless other arrangements have been made with the Committee, either (i) Elkhoury shall deliver to the Company payment in full for any required withholding taxes in connection with the vesting of shares of Restricted Stock, or (ii) Elkhoury shall surrender, and the Company shall deduct from the number of shares of Restricted Stock otherwise deliverable upon vesting, a number of shares that have an aggregate Fair Market Value per share as of the date of such withholding that is not greater than the sum of all tax amounts to be withheld with respect thereto at the minimum statutory rate, together with payment of any remaining portion of such tax amounts in cash or by check payable and acceptable to the Company.

3. Termination of Employment.

(a) If (i) Elkhoury resigns or terminates his employment with the Company or any Affiliate, (ii) the Company terminates the employment of Elkhoury for Cause, or (iii) subject to the provisions of Section 3(c), Elkhoury’s employment terminates as a result of his death or Disability, (A) any nonvested shares of Restricted Stock outstanding at the time of such termination and all rights thereunder shall be forfeited and no further vesting shall occur, (B) all nonvested shares of the Restricted Stock shall revert to the Company automatically without any payment or consideration and the Company shall have the right to take all necessary and appropriate actions to recover certificates and other indicia of such shares.

(b)    In the event Elkhoury’s employment with the Company or any Affiliate is terminated by the Company without Cause, the Restricted Stock subject to this Award Agreement shall continue to vest, and the restrictions imposed thereon shall lapse, in accordance with the provisions set forth in Section 2(c) above.

(c) Upon termination of employment of Elkhoury by the Company without Cause or as a result of the death or Disability of Elkhoury, the Committee, in its discretion, may provide that all or a portion of any nonvested shares of Restricted Stock subject to this Award Agreement shall become vested; provided, however, that (x) if the shares of Restricted Stock subject to this Award Agreement are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Committee shall not have the authority to accelerate vesting or waive any restrictions in a manner that would cause the shares of Restricted Stock to become subject to tax, interest, or penalty provisions thereunder, and (y) no acceleration of vesting and waiver of restrictions will be effective prior to the date of the Committee’s written determination.

4. Change in Control.

(a) A “Change in Control” shall be deemed to have occurred upon any of the following events:

(i) any “person” (as defined in Section 3(a)(9) of the Exchange Act, and as modified in Section 13(d) and 14(d) of the Exchange Act) other than (A) the Company or any of its subsidiaries, (B) any employee benefit plan of the Company or any of its subsidiaries, (C) or any Affiliate, (D) a company owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, or (E) an underwriter temporarily holding securities pursuant to an offering of such securities (a “Person”), becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the shares of voting stock of the Company then outstanding;

(ii) the consummation of any merger, reorganization, business combination or consolidation of the Company or one of its subsidiaries with or into any other company, other than a merger, reorganization, business combination or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than 50% of the combined voting power of the voting securities of the Company or the surviving company or the parent of such surviving company;

(iii) the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition if the holders of the voting securities of the Company outstanding immediately prior thereto hold securities immediately thereafter which represent more than 50% of the combined voting power of the voting securities of the acquiror, or parent of the acquiror, of such assets;

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(v) individuals who, as of the Grant Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Grant Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board.

Notwithstanding the foregoing, however, in any circumstance or transaction in which compensation resulting from or in respect of the shares of Restricted Stock subject this Award Agreement would be subject to the income tax under Section 409A of the Code if the foregoing definition of “Change in Control” were to apply, but would not be so subject if the term “Change in Control” were defined herein to mean a “change in control event” within the meaning of Treas. Reg. § 1.409A-3(i)(5), then “Change in Control” shall mean a transaction, event or circumstance that constitutes a Change in Control as defined above and that also constitutes a “change in control event” within the meaning of Treas. Reg. § 1.409A-3(i)(5), but only to the extent necessary to prevent such compensation from becoming subject to the income tax under Section 409A of the Code.

(b) Unless otherwise provided in a severance or change in control agreement approved by the Board and/or the Committee to which Elkhoury is a party that addresses the effect on the Restricted Stock of a Change in Control or termination of Elkhoury’s employment following a Change in Control, in which case such agreement shall control, in the event of a Change in Control, the Committee may (i) waive all restrictions and conditions of all Restricted Stock then outstanding with the result that the shares of Restricted Stock shall be fully vested and all restrictions shall be deemed satisfied, and the Restricted Period shall be deemed to have expired as of the date of the Change in Control or such other date as may be determined by the Committee, or (ii) provide that the Restricted Stock be assumed by the successor or survivor entity, or be exchanged and substituted for similar shares covering the equity of the successor or survivor, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares.

Notwithstanding the above, the Committee shall not be required to take any action described in the preceding sentence and any decision made by the Committee, in its sole discretion, not to take some or all of the actions described in the preceding sentence shall be final, binding and conclusive with respect to the Company and all other interested persons.

(c) The Committee may provide for any action described in Section 4(b) above to occur immediately upon a Change in Control or upon termination of employment of Elkhoury, initiated by the successor or survivor entity under such circumstances as may be specified by the Committee, within a fixed time following the Change in Control.

(d) If approved by the Board prior to any Change in Control described in clauses (ii), (iii) or (iv) of Section 4(a) above, or prior to or within thirty (30) days after a Change in Control described in Section 4(a)(i) above shall be deemed to have occurred, the Board shall have the right upon such Change in Control or for a forty-five (45) day period immediately following the date that the Change in Control is deemed to have occurred to require Elkhoury to transfer and deliver to Company all unvested shares of Restricted Stock hereunder with respect to which the restrictions have not lapsed in exchange for an amount equal to the “cash value” (defined below) of such shares of Restricted Stock. Such right shall be exercised by written notice to Elkhoury. The cash value of such shares of Restricted Stock shall equal the “market value” (defined below) per share, multiplied by the number of unvested shares of Restricted Stock hereunder with respect to which the restrictions have not lapsed. For purposes of the preceding sentence, “market value” per share shall mean the higher of (i) the average of the Fair Market Value Per Share of Common Stock on each of the five trading days immediately following the date a Change in Control is deemed to have occurred or (ii) the highest price, if any, offered in connection with the Change in Control. The amount payable to Elkhoury by the Company pursuant to this Section 4(c) shall be paid in cash or by certified check and shall be reduced by any taxes required to be withheld.

5. Reorganization of Company and Subsidiaries. The existence of the shares of Restricted Stock granted hereunder shall not affect in any way the right or power of Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of Company or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the shares of Restricted Stock, or the rights thereof, or the dissolution or liquidation of Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

6. Adjustment of Shares. In the event that at any time after the date of this Award Agreement the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares, or the like, the Committee shall, in such manner as it may deem equitable, make adjustment to the aggregate number of shares of Restricted Stock which have not vested under this Award Agreement, subject to any required action by the stockholders of the Company.

7. Certain Restrictions. By executing this Award Agreement, Elkhoury agrees that if at the time of delivery of the shares of Restricted Stock issued hereunder any sale of such shares of Common Stock is not covered by an effective registration statement filed under the Securities Act of 1933 (“Act”), the shares resulting from the delivery of Restricted Stock may be subject to such stop-transfer orders, legends, and other restrictive measures as the Company shall require and Elkhoury will acquire the shares of Restricted Stock for Elkhoury’s own account and without a view to resale or distribution in violation of the Act or any other securities law, and upon any such acquisition Elkhoury will enter into such written representations, warranties, and agreements as Company may reasonably request in order to comply with the Act or any other securities law or with this Award Agreement. Elkhoury agrees that the Company shall not be obligated to take any affirmative action in order to cause the issuance or transfer of shares deliverable hereunder to comply with any law, rule, or regulation that applies to the shares subject to this Award Agreement.

8. Amendment and Termination. The Award Agreement may not be terminated by the Board or the Committee at any time without the written consent of Elkhoury. This Award Agreement may be amended in writing by the Company and Elkhoury, provided the Company may amend this Award Agreement unilaterally (i) if the amendment does not adversely affect Elkhoury’s rights hereunder in any material respect, (ii) if the Company determines that an amendment is necessary to comply with Rule 16b-3 under the Exchange Act, or (iii) if the Company determines that an amendment is necessary to meet the requirements of the Code or to prevent adverse tax consequences to Elkhoury. No amendment or termination of this Award Agreement will adversely affect the rights and privileges of Elkhoury to the award granted hereunder without the written consent of Elkhoury.

9. No Guarantee of Employment. Neither this Award Agreement nor the award evidenced hereby shall confer upon Elkhoury any right with respect to continuance of employment or other service with the Company or any Affiliate, nor shall it interfere in any way with any right Company or any Affiliate would otherwise have to terminate Elkhoury’s employment or other service at any time.

10. Tax Matters.

(a) The Company shall have the right to require such arrangements and/or take such actions as may be necessary or appropriate to satisfy any withholding of any federal, state or local taxes required by law upon the vesting of shares of Restricted Stock and satisfaction of the conditions precedent under this Award Agreement. Such arrangements or actions may include (i) deducting from the number of shares of Restricted Stock otherwise deliverable upon vesting and satisfaction of the conditions precedent under this Award Agreement a number of shares that have an aggregate Fair Market Value per share as of the date of such withholding that is not greater than the sum of all tax amounts to be withheld with respect thereto at the minimum statutory rate, together with payment of any remaining portion of such tax amounts in cash or by check payable and acceptable to the Company, or (ii) taking such other action as may be necessary or appropriate to satisfy any such tax withholding obligations.

(b) Elkhoury understands and acknowledges the following: Under Section 83 of the Code, the difference between the purchase price paid, if any, for the shares of Restricted Stock and their Fair Market Value on the date of vesting when any forfeiture restrictions applicable to such shares lapse will be reportable as ordinary income for federal income purposes at that time. For this purpose, “forfeiture restrictions” include the Company’s rights to reacquire the shares of the nonvested Restricted Stock described above. Alternatively, Elkhoury may elect to be taxed as of the Grant Date, rather than when such shares vest and cease to be subject to such forfeiture restrictions, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days after the Grant Date. If such an election is made, Elkhoury will be required to recognize ordinary income for federal income tax purposes to the extent the purchase price, if any, paid by Elkhoury for such shares is less than the Fair Market Value of the shares (determined without regard to the vesting requirements and forfeiture restrictions hereunder) on the Grant Date. Failure to make this filing within the thirty (30) day period will result in the recognition of ordinary income by Elkhoury as the shares of Restricted Stock vest and the forfeiture restrictions lapse. Making the election under Section 83(b) of the Code will not alter or affect the vesting requirements or the risk of forfeiture provided for in this Award Agreement.

ELKHOURY ACKNOWLEDGES THAT IT IS ELKHOURY’S SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER SECTION 83(b) IF ELKHOURY ELECTS TO DO SO, EVEN IF ELKHOURY REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON ELKHOURY’S BEHALF. ELKHOURY MUST AND IS RELYING SOLELY ON ELKHOURY’S OWN ADVISORS WITH RESPECT TO THE DECISION AS TO WHETHER OR NOT TO FILE ANY SECTION 83(b) ELECTION.

(c) Elkhoury shall be solely responsible for and liable for any and all tax consequences (including but not limited to any interest or penalties) as a result of his acceptance of this Award Agreement and the compensation provided hereunder. Neither Company nor the Board or Committee makes any commitment or guarantee that any federal, state, local, or foreign tax treatment will apply or be available to Elkhoury under this Award Agreement and assumes no liability whatsoever for the tax consequences. The parties intend this Award Agreement and the compensation provided hereunder to be exempt from and/or compliant with Section 409A of the Code and will interpret and apply this Award Agreement in accordance with such intentions.

(d) Notwithstanding any other provision of this Award Agreement to the contrary, if Elkhoury is a “key employee,” as defined in Section 416(i) of the Code (without regard to paragraph 5 thereof), except to the extent permitted under Section 409A of the Code, no benefit or payment that is subject to Section 409A of the Code (after taking into account all applicable exceptions to Section 409A of the Code, including but not limited to the exceptions for short-term deferrals and for “separation pay only upon an involuntary separation from service”) shall be made under this Award Agreement on account of Elkhoury’s “separation from service,” as defined in Section 409A of the Code, with the Company and its Affiliates until the later of the date prescribed for payment in this Award Agreement and the first (1st) day of the seventh (7th) calendar month that begins after the date of Elkhoury’s separation from service (or, if earlier, the date of his death). Unless otherwise provided in this Award Agreement, any amount that is otherwise payable within the delay period described in the immediately preceding sentence will be aggregated and paid in a lump sum without interest.

11. Definitions. As used herein, the following terms shall have the meanings set forth below:

(a) Affiliate means (i) any entity in which the Company, directly or indirectly, owns 10% or more of the combined voting power, as determined by the Committee, (ii) any “parent corporation” of the Company (as defined in Section 424(e) of the Code), (iii) any “subsidiary corporation” of any such parent corporation (as defined in Section 424(f) of the Code) of the Company and (iv) any trades or businesses, whether or not incorporated which are members of a controlled group or are under common control (as defined in Sections 414(b) or (c) of the Code) with the Company.

(b) Cause means the following: (i) a willful breach in any material respect by Elkhoury of a fiduciary duty to the Company or to an Affiliate; (ii) a conviction of Elkhoury (or a plea of guilty or a plea of nolo contendere in lieu thereof) by a court of competent jurisdiction for any felony or, with respect to his employment, for a crime involving fraud, embezzlement, dishonesty or moral turpitude, from which conviction no further appeal may be taken; (iii) the failure of the Elkhoury to substantially follow the reasonable and lawful written instructions or policies of the Board or of the Company with respect to the services to be rendered and the manner of rendering such services by Elkhoury; (iv) the willful failure of Elkhoury to render any material services to the Company or to an Affiliate in accordance with any employment or similar arrangement to which Elkhoury is subject, which failure amounts to a material neglect of Elkhoury’s duties to the Company or to an Affiliate. Notwithstanding the foregoing, Elkhoury’s employment shall not be deemed to have been terminated for Cause unless (A) reasonable notice shall have been given to him setting forth in detail the reasons for the Company’s intention to terminate for Cause, and if such termination is pursuant to clause (i), (iii) or (iv) above and such breach or action is curable, only if Elkhoury has been provided a period of thirty (30) days from receipt of such notice to cease the actions or inactions or otherwise cure such breach, and he has not done so; (B) an opportunity shall have been provided for the Elkhoury to be heard before the Board; and (C) if such termination is pursuant to clause (i), (ii) or (iii) above, delivery shall have been made to Elkhoury of a notice of termination from the Board finding that in the good faith opinion of a majority of the Board that the condition set forth in clause (i), (ii) or (iii) above has been satisfied.

(c) Covered Employee means any of the Chief Executive Officer of the Company and the three highest paid officers of the Company other than the Chief Executive Officer or the Chief Financial Officer as described in Section 162(m)(3) of the Code.

(d) Disability means an inability to perform material services for the Company for a period of 90 consecutive days or a total of 180 days, during any 365-day period, in either case as a result of incapacity due to mental or physical illness, which is determined to be total and permanent. A determination of Disability shall be made by a physician satisfactory to both Elkhoury (or his guardian) and the Company, provided that if Elkhoury (or his guardian) and the Company do not agree on a physician, Elkhoury and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disability shall be final, binding and conclusive with respect to all parties. Notwithstanding the above, eligibility for disability benefits under any policy for long-term disability benefits provided to Elkhoury by the Company shall conclusively establish the disability. In the case this award is or becomes subject to Section 409A of the Code, “Disability” means a condition that meets the requirements of Treas. Reg. § 1.409A-3(i)(4).

(e) Fair Market Value means, as of any given date, the closing price per share on the principal exchange or over-the-counter market on which such shares are trading, if any, or as reported on any composite index which includes such principal exchange, or if no trade of the Common Stock shall have been reported for such date, the closing price quoted on such exchange or market for the most recent preceding date on which such shares were traded. The term “closing price” on any given day shall mean (i) if the shares of Common Stock are listed or admitted for trading on a national securities exchange, the last reported sales price on such day, or (ii) if the shares of Common Stock are not listed or admitted for trading on a national securities exchange, the last transaction price on such day of the shares of Common Stock on the Nasdaq Market, Inc. (“NASDAQ”). If shares of the Common Stock are not listed or admitted to trading on any exchange, over-the-counter market or any similar organization on any given day, the Fair Market Value shall be determined by the Committee in good faith using any fair and reasonable means selected in its discretion.

12. Leave of Absence. If Elkhoury is on military, sick leave or other bona fide leave of absence, he shall be considered an “employee” for purposes of this Award Agreement during the period of such leave provided it does not exceed 90 days (or such longer period as may be determined by the Committee in its sole discretion), or, if longer, so long as his right to reemployment is guaranteed either by statute or by contract. If the period of leave exceeds 90 days (or such longer period as may be determined by the Committee in its sole discretion), the employment relationship shall be deemed to have terminated on the 91st day (or the first day immediately following any period of leave in excess of 90 days as approved by the Committee) of such leave, unless his right to reemployment is guaranteed by statute or contract.

13. Community Interest of Spouse. The community interest, if any, of any spouse of Elkhoury in any Restricted Stock shall be subject to all of the terms, conditions and restrictions of this Award Agreement.

14. Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, Elkhoury agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which Elkhoury has access. Elkhoury hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his electronic signature is the same as, and shall have the same force and effect as, his manual signature.

15. Clawback/Recoupment Policy. Notwithstanding any provisions in this Award Agreement to the contrary, this Award Agreement and any shares of the Restricted Stock subject to this Award Agreement, including without limitation, shares of Restricted Stock that have vested and with respect to which the restrictions imposed thereon have lapsed, and/or any income realized upon Elkhoury’s disposition of any such shares shall be subject to potential cancellation, rescission, clawback, and recoupment (i) to the extent necessary to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any regulations or listing requirements promulgated thereunder, and/or (ii) as may be required in accordance with the terms of any clawback/recoupment policy as may be adopted by the Company to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any regulations or listing requirements promulgated thereunder.

16. Severability. In the event that any provision of this Award Agreement shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of this Award Agreement, and this Award Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.

17. Governing Law. This Award Agreement shall be construed in accordance with the laws of the State of Delaware to the extent federal law does not supersede and preempt Delaware law.

COMPANY
TETRA Technologies, Inc.

By:
Stuart M. Brightman
President & Chief Executive Officer

ELKHOURY

By:
Joseph Elkhoury

Exhibit A

Assignment Separate from Certificate

FOR VALUE RECEIVED,              hereby sells, assigns and transfers unto TETRA Technologies, Inc., a Delaware corporation (the “Company”),          (        ) shares of common stock of the Company represented by Certificate No.          herewith and does hereby irrevocably constitute and appoint                     , or his designee or successor, attorney to transfer the said stock on the books of the Company with full power of substitution in the premises.

Dated:                 , 20    .

Print Name

Signature

Spouse Consent (if applicable)

(Purchaser’s spouse) indicates by the execution of this Assignment his or her consent to be bound by the terms of the Employee Restricted Stock Award Agreement as to his or her interests, whether as community property or otherwise, if any, in the shares of common stock of the Company.

Signature

INSTRUCTIONS: PLEASE DO NOT FILL IN ANY BLANKS OTHER THAN THE SIGNATURE LINE. THE PURPOSE OF THIS ASSIGNMENT IS TO ENABLE THE COMPANY TO EXERCISE ITS “REPURCHASE OPTION” SET FORTH IN THE EQUITY AWARD AGREEMENT WITHOUT REQUIRING ADDITIONAL SIGNATURES ON THE PART OF THE PURCHASER.